                                                                  EXHIBIT (d)(3)


This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.


         PROSPECTUS


                           CARRIER ACCESS CORPORATION

                            1998 STOCK INCENTIVE PLAN

               SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE

         This Prospectus relates to shares of Common Stock (the "Common Stock") of Carrier Access Corporation (the "Company") offered to employees, consultants and non-employee Board members of the Company pursuant to options, stock appreciation rights, and direct stock issuances granted under the Company's 1998 Stock Incentive Plan (the "Plan"). The terms and conditions of grants made pursuant to the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.

         Prices for the Company's Common Stock are quoted on the Nasdaq National Market under the symbol "CACS."

                                   ----------

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

         YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS DOCUMENT OR ANY SUPPLEMENT. THE COMPANY HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SECURITIES ARE NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.








                 The date of this Prospectus is August 15, 2001.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         This Prospectus contains information concerning the Company and the Plan but does not contain all the information set forth in the Registration Statement on Form S-8 for the Plan, which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, (i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and (ii) a copy of any other documents required to be delivered to optionees or holders of rights under the Plan pursuant to Rule 428(b) under the Securities Act, including the Company's most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally. Requests for such copies and requests for additional information about the Plan and its Administrator should be directed to Katy Fassett, 5395 Pearl Parkway, Boulder, CO 80301. The Stock Administrator's telephone number at that location is (303) 218-5767.

         Except for Katy Fassett, no person has been authorized to give any information or make any representations, other than those contained in this prospectus, in connection with the Plan, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offering in any state in which such offering may not lawfully be made.




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

                              INFORMATION ABOUT THE
                           CARRIER ACCESS CORPORATION
                            1998 STOCK INCENTIVE PLAN



                               GENERAL INFORMATION

WHAT IS THE PLAN?

         The Company's 1998 Stock Incentive Plan (the "Plan") was adopted by the Board of Directors of Carrier Access Corporation in May 1998 and approved by stockholders in May 1998 to enable employees, consultants and non-employee Board members to own Common Stock of the Company and take advantage of the tax benefits allowed to employer stock plans by the Internal Revenue Code of 1986, as amended (the "Code").

         The purpose of the Plan is to provide eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive to remain in the service of the Company.

         The Plan has five separate programs: the (i) Discretionary Option Grant Program, (ii) Salary Investment Option Grant Program, (iii) Stock Issuance Program, (iv) Automatic Option Grant Program and (v) Director Fee Option Grant Program.

         The Board of Directors may amend, alter, suspend or terminate the Plan at any time, but such amendment, alteration, suspension or termination may not adversely affect any outstanding option or right without the consent of the holder. To the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the rules of the New York Stock Exchange and Nasdaq), the Company must obtain stockholder approval of certain amendments to the Plan in the manner and to the degree required by such laws and regulations.

         The Plan is not a qualified deferred compensation plan under 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974. As described below, the Plan will remain in effect until the earlier of May 28, 2008, the date on which all shares available for issuance under the Plan are issued as fully vested shares, or the termination of all options in connection with a change of control in the Company.

WHAT SHOULD I KNOW ABOUT THIS PROSPECTUS?

         This prospectus describes the main features of the Plan. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.



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

WHERE CAN I FIND MORE INFORMATION ABOUT THE PLAN?

         You may obtain further information about the Plan and its administrators by contacting Katy Fassett by mail at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO, 80301, or by phone at (303) 442-5455.

WHO ADMINISTERS THE PLAN?

         The Discretionary Option Grant and Stock Issuance Programs, with respect to Section 16 Insiders (who are defined as those officers and directors who are subject to the short-swing profit liabilities of Section 16 of the 1934 Securities Exchange Act), are administered by the Board or a committee of two
(2) or more non-employee Board members (the "Primary Committee"). With respect to all other persons the administration may be delegated to the Primary Committee or to a committee of one (1) or more Board members (the "Secondary Committee").

         The Primary Committee has sole and exclusive authority to determine which Section 16 Insiders may participate in the Salary Investment Option Grant Program, but will administer that Plan in accordance with its terms in all other respects.

         The administration of the Automatic Option Grant and Director Fee Option Grant Programs are self-executing in accordance with the terms of those programs.

         The Board of Directors, the Primary Committee and the Secondary Committee are collectively referred to as the "Plan Administrator." The Plan Administrator has final authority to interpret any provision of the Plan or any grant made under the Plan within the scope of its administrative jurisdiction.

WHAT IS THE EFFECT OF AN ACQUISITION OF THE COMPANY?

         A change of control or hostile takeover of the Company may affect the terms of options outstanding at the time of the change of control or hostile takeover.

         The Plan defines "Change of Control" as any of the following events: the Company (i) merges, consolidates or reorganizes with the approval of its stockholders (unless more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are owned by the persons who owned the Company's outstanding voting securities before the transaction), (ii) sells all or substantially all of its assets with the approval of its stockholders, or (iii) is acquired pursuant to a tender or exchange offer made directly to the Company's stockholders which is approved by the Board, is accepted by the Company's stockholders and results in the acquiring person beneficially owning more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities before the transaction.

         A "Hostile Takeover" is defined as: (i) the acquisition (other than by the Company) of beneficial ownership of more than fifty percent (50%) of the total combined voting power of the

Company's outstanding securities in a tender or exchange offer made directly to the stockholders which the Board does not recommend to the stockholders to accept or (ii) a change in the Board so that, within a period of thirty-six (36) months or less, a majority of the Board members have not continuously been members of the Board since the beginning of that period or have not been elected or nominated by such continuous Board members who are still in office. The potential ramifications of a Change of Control or Hostile Takeover with respect to outstanding options or awards under each program are outlined below.

         Discretionary Option Grant Program. The vesting of shares subject to options granted under this program will accelerate automatically and become fully exercisable immediately prior to a Change of Control and all outstanding repurchase rights will terminate upon a Change of Control. If, however, the successor company assumes the options or if the successor company replaces the option with a cash incentive program that preserves the spread existing at the time of the Change of Control, then the option vesting will not accelerate. If repurchase rights are assigned to the successor corporation, then those repurchase rights will not terminate upon the Change of Control. All outstanding options at the time of the Change of Control will terminate unless they are assumed by the successor company or if the terms of the Change of Control provide that the options will continue.

         Adjustments will be made to the assumed options in order to reflect the terms of the Change of Control. These adjustments could affect option exercise prices, the number of shares issuable upon exercise of an option or the maximum number of shares available for issuance under the Plan. The Plan Administrator has authority at the time of the option grant to impose other limitations on accelerated vesting and repurchase rights. In addition, the Plan Administrator can, at any time, provide for the following:

         o Acceleration of vesting regardless of whether the option is assumed in a Change of Control;

         o Acceleration of vesting upon the involuntary termination of an optionee within a designated period of time after the effectiveness of a Change of Control; or

         o        Acceleration of vesting in connection with a Hostile
                  Take-Over.

          Salary Investment Option Grant Program and Director Fee Option Grant Program. The vesting of all shares subject to outstanding options will accelerate and become fully exercisable in the event of a Change of Control or a Hostile Take-Over. The accelerated options will terminate upon the Change of Control unless they are assumed by the successor company or otherwise continue under the terms of the Change of Control. Upon a Hostile Take-Over, the accelerated options will remain exercisable until expiration or the earlier termination of the option term. An optionee will have thirty (30) days after a Hostile Take-Over to surrender an option in return for the surrender value of the shares subject to the surrendered option less the aggregate price payable for the shares. Repurchase rights will automatically terminate in the event of a Change of Control or Hostile Take-Over.

          Stock Issuance Program. In the event of a Change of Control or a Hostile Take-Over, all outstanding repurchase rights will terminate and vesting will accelerate unless the rights are assigned to the successor company or the Plan Administrator imposed other limits on accelerated vesting at the time of issuance. The Plan Administrator may provide for the termination of repurchase rights and vesting will accelerate in the event of a Change of Control or Hostile Take-Over, as well is in the event of an optionee's involuntary termination within a designated period of time after the effectiveness of a Change of Control.

          Automatic Option Grant Program. Options granted under the Automatic Option Grant Program are immediately exercisable but are subject to vesting and a repurchase right by the Company. In the event of a Change of Control or a Hostile Take-Over, the vesting of all shares subject to outstanding options under this program will accelerate. The accelerated options will terminate upon the Change of Control unless they are assumed by the successor company or otherwise continue under the terms of the Change of Control. Options assumed in a Change of Control will be adjusted to apply to the number and class of securities that would have been issuable if the option had been exercised immediately prior to the Change of Control. Accelerated options will remain exercisable in connection with a Hostile Take-Over until the expiration or the earlier termination of the option term. An optionee will have thirty (30) days to surrender an option in return for the surrender value of the shares subject to the surrendered option minus the total price payable for the shares. Repurchase rights will automatically terminate in the event of a Change of Control or Hostile Take-Over.

                            SECURITIES TO BE OFFERED

WHAT SECURITIES ARE TO BE OFFERED UNDER THE PLAN?

         The Company has reserved 6,375,000 shares of its Common Stock for issuance under the Plan. The number of shares of Common Stock available for issuance under the Plan increases automatically at the beginning of each year by an amount equal to two-and-one-half percent (2.5%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will this annual increase exceed 562,500. In addition, any unvested shares of Common Stock issued under the 1995 Stock Option Plan which are repurchased by the Company are available for issuance under the Plan.

         Stock issuable under the Plan shall consist of authorized but unissued or reacquired Common Stock of the Company, including shares repurchased by the Company on the open market. Unvested shares that are issued under the Plan and are later repurchased by the Company may also be available for future issuance as well as options that expire, terminate or are cancelled before being exercised in full. However, shares underlying stock appreciation rights exercised under the Plan shall not be available for subsequent issuance.

         No one person participating in the Plan may be granted options for more than 500,000 shares in one calendar year.



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

                    EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

         Discretionary Option Grant and Stock Issuance Programs: Employees, consultants and non-employee Board members or board of director members of any subsidiary are eligible to participate in this plan and are eligible to receive nonstatutory stock options ("NSOs"), stock appreciation rights ("SARs") and stock right awards.

         Only employees of the Company or any parent or subsidiary of the Company are eligible to receive incentive stock options ("ISOs').

         Salary Investment Option Grant Program: Only employees who are Section 16 Insiders or highly compensated individuals are eligible to participate in this program.

         Automatic Option Grant and Director Fee Option Grant Program: Only non-employee Board members are eligible to participate in these programs.

WHO SELECTS THE EMPLOYEES AND CONSULTANTS WHO RECEIVE GRANTS?

         The Plan Administrator selects the employees, non-employee Board members, and consultants who receive options or rights under the Plan, and, subject to the provisions of the Plan, determines the terms of each option or right and the number of shares subject to each option.

 WHAT KINDS OF GRANTS ARE PERMITTED UNDER THE PLAN?

         The Plan permits the Company to grant ISOs, NSOs, SARs, stock awards and share right awards. Each of these grants are described below. The "Tax Information" section summarizes the tax treatment of each of these grants.

         Discretionary Option Grant Program. Options granted pursuant to this program may be ISOs or NSOs and the number of shares, exercise price and terms of such options shall be fixed by the Plan Administrator at the time of grant.

         Salary Investment Option Grant Program. Upon implementation of this program by the Board, certain officers and highly compensated employees designated by the Board may elect to apply a designated portion of his or her base salary in exchange for an option grant under this program. After an election, such option is automatically granted on the first trading day in January of each year in which the salary election is applied. The option granted to this program is an NSO with an exercise price per share equal to thirty-three and one-third percent (33-1/3%) of the fair market value of the common stock on the grant date. The number of shares is determined pursuant to a formula. Options granted pursuant to this program become exercisable in twelve (12) equal monthly installment during the calendar in which the salary reduction is in effect.



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

         Stock Issuance Program. Stock awards and share right awards are issuable under this program. The Plan Administrator determines the nature of the award and determines the vesting schedule, if any, and any performance goals associated with the awards.

         Automatic Option Grant Program. Each non-employee Board member is automatically granted an annual NSO to purchase thirty five hundred (3,500) shares of common stock, provided he or she has served as a non-employee Board member for at least six (6) months. The exercise price per share is one hundred percent (100%) of the fair market value of the common stock. Options granted pursuant to this program are immediately exercisable, but subject to a one (1) year vesting schedule and a repurchase right of the Company which lapses after one (1) year.

         Director Fee Option Grant Program. Upon implementation of this program by the Board, each non-employee Board member may elect to apply all or a portion of his or her fee in exchange for an option grant under this program. After an election, such option is automatically granted on the first trading day in January of each year in which the fee is applied. The option granted to this program is an NSO with an exercise price per share equal to thirty-three and one-third percent (33-1/3%) of the fair market value of the common stock on the grant date. The number of shares is determined pursuant to a formula.

 PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED

WHAT IS A STOCK OPTION?

         An option is a right to buy stock. ISOs are options that qualify for preferred tax treatment under Section 422 of the Code. NSOs are options that do not qualify as ISOs.

WHAT IS A STOCK APPRECIATION RIGHT?

         SARs may be granted under the Discretionary Option Grant Program in connection with all or any part of an option, either concurrently with the grant of the option or at any time thereafter during the term of the option.

         An SAR granted in connection with an option entitles the optionee to elect between (i) the exercise of the underlying option and (ii) the exercise of the SAR through the surrender to the Company of the unexercised corresponding portion of the related option in exchange for an amount equal to the excess of the fair market value of the Common Stock covered by the surrendered portion of the related option on the date of exercise of the SAR over the exercise price of the related option. When an SAR granted in connection with an option is exercised, the related option, to the extent surrendered, ceases to be exercisable. An SAR granted in connection with an option remains exercisable until, and expires no later than, the date on which the related option ceases to be exercisable or expires.



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

WHAT ARE STOCK AWARDS?

         Stock awards are awards of stock based on the performance of the Company, the individual, or any parent, subsidiary or other entity affiliated with the Company. Stock awards may be granted under the Stock Issuance Program. The Plan Administrator determines the specific business objectives, vesting schedules and other criteria or factors that are the basis of such awards.

WHAT ARE SHARE RIGHT AWARDS?

         Share right awards are awards which entitle the recipient to receive shares of Common Stock upon the attainment of designated performance goals or service requirements. The Plan Administrator determines the specific business objectives, vesting schedules and other criteria or factors that are the basis for such awards.

HOW IS THE STOCK OPTION PRICE DETERMINED?

         The Plan Administrator determines the option exercise price. However, the exercise price may not be less than the fair market value of the Common Stock on the date of grant. Under certain circumstances, the exercise price for an ISO may not be less than 110% of the fair market value on the date of grant.

WHAT IS THE PERIOD OF TIME IN WHICH AN OPTIONEE MAY EXERCISE AN OPTION?

         The Plan Administrator determines the term of each option and the time each option may be exercised. In the case of ISOs, the term may not exceed ten
(10) years (and in some cases five (5) years) years from the date of grant.

         If an optionee terminates his or her employment or consulting relationship for any reason, his or her option may be exercised to the extent it was exercisable at the date of such termination for a period of time determined by the Plan Administrator at the time the option was granted, but in no event after the expiration of the original term of the option. In the case of an ISO, the period for exercise following termination may not exceed 90 days (or one year if the termination is the result of death or disability). If an optionee's employment is terminated due to misconduct, all outstanding options granted pursuant to the Discretionary Option Grant Program immediately terminate. The employment or consulting relationship is not considered to be terminated in the event of certain leaves of absence or transfers between the Company and its Affiliated Entities. In addition, if an optionee's status with the Company changes from employee to consultant, any unexercised ISO held by the optionee automatically converts to an NSO on the 91st day after such a change of status.

         Options granted pursuant to the Salary Investment Option Program and the Director Fee Option Grant Program remain exercisable for three (3) years following termination of service or the expiration of the term of the option.



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

         Options granted pursuant to the Automatic Option Grant Program remain exercisable for twelve (12) months after termination of service, but in no event later than the expiration of the term of the option.

WHAT TERMS APPLY TO ALL AWARDS?

         Written Agreements. All awards granted under the Plan are evidenced by a written agreement between the Company and the employee or consultant to whom the award is granted.

         Rule 16b-3. Awards granted to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), referred to as "Insiders," are subject to any additional applicable restrictions under Rule 16b-3. See "Additional Considerations Applicable to Section 16 Insiders."

         Non-transferability of Awards. Generally, options and rights granted under the Plan are non-transferable by the participant, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant only by the participant. However, the Plan Administrator may allow Non-Statutory Options to be transferred during the participant's lifetime to members of the participant's immediate family or to a trust established exclusively for the benefit of such immediate family members.

         Adjustment on Changes in Capitalization. If any change, such as a stock split or dividend, is made in the Company's capitalization, and the change results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the price of each option or right and in the number of shares subject to each option or right. In the event of a proposed dissolution or liquidation of the Company, all outstanding options and rights will automatically terminate immediately prior to the consummation of such proposed action. The Plan Administrator may in its discretion, however, make provision for accelerating the exercisability of any option or right under the Plan in such event.

HOW DOES AN OPTIONEE PAY FOR SECURITIES PURCHASED UNDER THE PLAN?

         The Plan Administrator determines how an optionee may pay the exercise price of an option. The Plan specifically states that the following are acceptable forms of consideration:

         o        cash;

         o        check payable to Carrier Access Corporation;

         o shares of common stock (if the Company's common stock is registered under Section 12 of the 1934 Act and this type of payment would not result in a charge to earnings for the company); or



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

         o in the case of the Stock Issuance Program, only cash, check or past services rendered to the Company.

         In addition, the Plan Administrator may permit an optionee to pay the exercise price with a full-recourse, interest bearing promissory note payable in one or more installments.

         The Plan Administrator may at any time offer to buy out, for a payment in cash, promissory note or Common Stock of the Company, any outstanding option, based on such terms and conditions as the Plan Administrator shall establish and communicate to the optionee at the time such offer is made.

         The Company's obligation arising upon the exercise of an SAR may be paid in Common Stock or in cash, or any combination thereof, as the Plan Administrator may determine.

ADDITIONAL CONSIDERATIONS FOR OUR "AFFILIATES."

         Certain of our officers and directors are considered our "affiliates," as that term is defined in Rule 144(a) under the Securities Act. Affiliates may resell shares of our common stock subject to the restrictions of Rule 144 or pursuant to an effective registration statement. Rule 144 requires that resales by affiliates satisfy the following conditions:

         o the resale must be made through a broker in an unsolicited "broker's transaction" or in a direct transaction with a "market maker," as those terms are defined under the Securities Exchange Act of 1934, as amended;

         o        certain information about us must be publicly available;

         o the amount of our common stock sold in any three-month period must not exceed the greater of:

                  o one percent of the shares of our common stock outstanding as shown by our most recent published report or statement, or

                  o the average weekly reported volume of trading in our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale; and,

         o if applicable, a Form 144 must be timely filed with the Securities and Exchange Commission.

         If the resale is by an affiliate pursuant to a registration statement, it may not be made in reliance on the registration statement on Form S-8 filed in connection with the issuance of the shares described in this prospectus.

                                 TAX INFORMATION

         The following is a summary of the U.S. federal income tax consequences of transactions under the Plan based on federal securities and income tax laws in effect on July 1, 2001. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISION OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.

         Incentive Stock Options. An optionee recognizes no taxable income upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply). If shares are issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of such shares to the optionee, then:

         o upon the resale of such shares, any amount realized by the optionee in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and

         o the Company will not be allowed any deduction for federal income tax purposes.

         If the optionee disposes of shares acquired upon the exercise of an ISO before the expiration of either holding period described above, generally:

         o the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and

         o the Company will be entitled to a tax deduction in the same amount.

Any further gain or loss realized by the optionee will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

         If an option designated as an ISO first becomes exercisable in any calendar year for shares in which the aggregate fair market value exceeds $100,000, the exercise of such excess shares will be treated for income tax purposes as having been acquired by the Optionee pursuant to an NSO. For purposes of this rule:

         o all ISOs the Company has granted to the optionee are aggregated,

         o the fair market value of an option share is its value on the date of grant of the option, and options are taken into account in the order in which they are granted.

         Nonstatutory Stock Options. With respect to NSOs, no income is recognized by the optionee at the time the option is granted. Generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount to the extent permitted under
Section 162 of the Code. Upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which withholding will be required.

         Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of an SAR. When the SAR is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Common Stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on exercise of an SAR will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount to the extent permitted under
Section 162 of the Code. If the optionee receives Common Stock upon the exercise of an SAR, any gain or loss on the subsequent sale of such stock will be treated in the same manner as discussed above under "Nonstatutory Stock Options."

         Stock Awards. Generally, no income will be recognized by a recipient in connection with the grant of a stock award of unvested stock, unless an election under Section 83(b) of the Code is filed with the Internal Revenue Service within thirty (30) days of the date of grant in the case of an award of stock. Otherwise, at the time the stock award vests, the recipient generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of vesting and the amount paid for the stock, if any. Generally, the recipient will be subject to tax consequences similar to those discussed under "Nonstatutory Stock Options." In the case of a recipient who is also an employee, any amount treated as compensation will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to a stock award to the extent permitted under Section 162 of the Code.

         Share Right Awards. Generally, no income will be recognized by a recipient in connection with the grant of a share right award. Once shares of Common Stock are actually granted pursuant to the share right award, such stock will be treated in the same manner as discussed above under "Stock Awards."

         Capital Gain. Capital gains are grouped and netted by holding periods. Net capital gain on assets held for twelve (12) months or less is taxed currently at your highest marginal income tax rate. Net capital gain on assets held for more than twelve (12) months is taxed currently at a maximum federal rate of twenty percent (20%). Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

         Alternative Minimum Tax. The exercise of an ISO granted under the Plan may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to an NSO. This may be particularly significant if shares subject to a repurchase option of the Company are purchased upon exercise of an ISO or if the optionee is subject to
Section 16(b) of the Exchange Act. See "Nonstatutory Stock Options," above.

         Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under
Section 83(b) within 30 days after the date of exercise of an ISO. Accordingly, an optionee should consult his or her own tax advisor prior to exercising an ISO concerning the advisability of filing an election under Section 83(b) of the Code for AMT purposes.

         If an optionee pays AMT in excess of his or her regular tax liability, the amount of such AMT relating to ISOs may be carried forward as a credit against any subsequent years' regular tax in excess of the AMT.

           ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

         All Section 16 Insiders are advised to consult with their personal tax advisors regarding the tax consequences of exercising options or rights under the Plan and the advisability of filing an election under Section 83(b) of the Code. In addition, all Section 16 Insiders are advised to consult with the Company's General Counsel and with their own personal advisors regarding reporting and liability under Section 16 with respect to their transactions under the Plan.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed by Carrier Access Corporation (the "Company") with the Securities and Exchange Commission are hereby incorporated by reference:

         a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Commission on March 30, 2001 pursuant to
Section 13(a) of the Exchange Act.

         b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, filed pursuant to Section 13 of the Exchange Act.

         c) The description of the Company's Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed July 7, 1998, pursuant to Section 12 of the Exchange Act.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.